Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Marker Therapeutics, Inc. (formerly known as TapImmune, Inc.) on Form S-8 of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated September 7, 2018, with respect to our audits of the financial statements of Marker Cell Therapy, Inc. (formerly known as Marker Therapeutics, Inc.) as of December 31, 2017 and for the year ended December 31, 2017 appearing in the Annual Report in the Financial Statements of Marker Therapeutics, Inc. for the year ended December 31, 2017.

/s/ Marcum llp

Marcum llp

New York, NY
October 29, 2018